April 25, 2023

Office of the Chief Accountant

Securities and Exchange Commission

460 Fifth Street N. W.

Washington, DC 20549

Re: VV Markets, LLC

To Whom It May Concern:

We have been furnished with a copy of the response to Item 6 of Form 1-K for the Change in Certifying Accountant that occurred on [date], to be filed by our former client VV Markets, LLC. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Sincerely,

IndigoSpire CPA Group